Exhibit 1.36

Buhrmann Luxembourg S.à r.l.

Société à responsabilité limitée

Siège social : 5, rue Guillaume Kroll, L – 1882 Luxembourg

Capital social: EUR 12.500

Registre de Commerce et des Sociétés Luxembourg: B 47.284

ASSEMBLEE GENERALE EXTRAORDINAIRE                               N°

DU 11 OCTOBRE 2004

In the year two thousand four, the eleventh day of October at 9.30 a.m..

Before Mr Joseph Elvinger, notary residing in Luxembourg, Grand-Duchy of Luxembourg, was held an extraordinary general meeting (the Meeting) of the sole shareholder of Buhrmann Luxembourg S.à r.l., a Luxembourg société à responsabilité limitée, with registered office at 5, rue Guillaume Kroll in L-1882 Luxembourg, registered with the Luxembourg Trade and Companies Register under number B 47.284 (the Company). The Company has been incorporated under the name of KNP Leykam Holding S.A. on 15 March 1994, pursuant to a deed of Mr André Schwachtgen, notary residing in Luxembourg, published in the Mémorial, Recueil des Sociétés et Associations C – N° 283 of 25 July, 1994. The articles of association of the Company (the Articles) have been amended several times and for the last time pursuant to a deed of Mr André Schwachtgen, prenamed, on 2 July 2002, published in the Mémorial, Recueil des Sociétés et Associations C – N°1372 of 21 September, 2002.

There appeared Buhrmann International B.V., a company incorporated under the laws of the Netherlands, having its registered office at Hoogoorddreef 62, 1101 BE Amsterdam Z.O., the Netherlands, hereby represented by Bernard Beerens, avocat, residing in Luxembourg, by virtue of a proxy given in Amsterdam, on 7 October, 2004.

Such proxy after having been signed ne varietur by the proxyholder acting on behalf of the appearing party and the undersigned notary, shall remain attached to the present deed to be filed with such deed with the registration authorities.

The appearing party, represented as stated here above, has requested the undersigned notary to record the following:

I.                                         that it is the sole shareholder of the Company and that it holds five hundred (500) shares, having a nominal value of twenty-fïve Euro (EUR 25) each, representing the entirety of the share capital of the Company and that all the shares in the share capital of the Company are duly represented at this Meeting which is consequently regularly constituted and may deliberate upon the items on the agenda, hereinafter reproduced;

II.                                     that the resolutions of the extraordinary general meeting, dated 30 March 2001, restating entirely the Articles and resolving upon the transformation of the form of the Company from that of a public limited liability company (société anonyme) into a private limited liability company (société à responsabilité limitée), published in the Mémorial, Recueil des Sociétés et Associations C – N° 976 of 8 November 2001, included a material error in the English version of the Articles, consisting in the omission of article 3, relating to the registered office of the

Company, and that the sole shareholder hereby intends to rectify retrospectively, and with legal effect on 30 March 2001, this omission;

III.                                 that the agenda of the Meeting is worded as follows:

1.               Decision to amend paragraph 4 of article 2 of the Articles, in order that it reads as follows:

“The Company may also provide loans, advances, guarantees, security or otherwise to or for the benefit of any companies in which the Company has a direct or indirect participation and to group companies and to any other enterprise with whom the Company has any business relationship.”

2.               Rectification of a material error in the deed of 30 March 2001, where the English version of article 3 of the Articles was missing.

3.               Miscellaneous.

IV.                                 that the Meeting has taken the following resolutions:

FIRST RESOLUTION

The Meeting resolves to amend paragraph 4 of article 2 (Corporate Object) of the Articles so that article 2 shall henceforth read in its full text as follows:

“Article 2. Corporate object

The object of the Company is to carry out all transactions pertaining directly or indirectly to the acquisition of participations in any enterprise in any form whatsoever, and the administration, management, control and development of those participations.

The Company may also carry out any commercial, financial or industrial activities pertaining directly or indirectly to the incorporation, financing, administration, management, control or consulting of any undertaking or company in any form whatsoever.

The Company may provide any services and carry out any activities or transactions pertaining directly or indirectly to securitisation activities and carry out any activities directly or indirectly in relation with the servicing of receivables and enter into any transactions, agreements or deeds ancillary thereto or in connection therewith. The Company may in particular, but not exclusively, collect receivables of any kind and carry out any factoring activities for the account of any undertaking or company.

The Company may also provide loans, advances, guarantees, security or otherwise to or for the benefit of any companies in which the Company has a direct or indirect participation and to group companies and to any other enterprise with whom the Company has any business relationship.

The Company may further, both in Luxembourg and abroad, carry out any transactions which are directly or indirectly connected with its corporate object or which may favour its development.”

SECOND RESOLUTION

The Meeting resolves to retrospectively rectify the omission that occurred in the deed of 30 March 2001. To that effect, the Meeting resolves to insert, with legal effect on the date of such extraordinary general meeting (i.e. 30 March 2001), in the English version of the Articles, an article 3, which shall read as follows:

“Article 3. Registered office

The Company has its registered office in Luxembourg.

It may be transferred to any other place within the Grand-Duchy of Luxembourg by means of a resolution of an extraordinary general meeting of its shareholders deliberating in the manner provided for amendments to the Articles.

The address of the registered office may be transferred within the town limits by simple resolution of the manager(s).

The Company may have offices and branches (whether or not permanent establishments), both in Luxembourg and abroad.”

ESTIMATE OF COSTS

The expenses, costs, remunerations and charges in any form whatsoever, which shall be borne by the Company as a result of the present deed are estimated to be approximately EUR 1,000.- (one thousand Euro).

The undersigned notary who understands and speaks English, states herewith that on request of the above appearing party, the present deed is worded in English, followed by a French version, at the request of the same appearing party, in case of discrepancies between the English and the French text, the English version will be prevailing.

Whereof the present notarial deed is drawn in Luxembourg, on the year and day first above written.

The document having been read to the proxyholder of the appearing party, the proxyholder of the appearing party signed together with us, the notary, the present original deed.

Suit la traduction française du texte qui précède :

L’an deux mille quatre, le onze octobre, à 9.30 heures.

Par-devant Maître Joseph Elvinger, notaire de résidence à Luxembourg, Grand-Duché de Luxembourg, s’est tenue une assemblée générale extraordinaire (l’Assemblée) de l’associé unique de Buhrmann Luxembourg S.à r.l., une société à responsabilité limitée de droit luxembourgeois avec siège social au 5, rue Guillaume Kroll à L-1882 Luxembourg, immatriculée au Registre de Commerce et des Sociétés, Luxembourg sous le numéro B 47.284 (la Société). La Société a été constituée sous la dénomination de KNP Leykam Holding S.A., le 15 mars 1994, par acte de Maître André Schwachtgen, notaire demeurant au Luxembourg, publié au Mémorial, Recueil des Sociétés et Associations C – N° 283 du 25 juillet 1994. Les statuts de la Société (les Statuts) ont été modifiés plusieurs fois et pour la dernière fois suivant un acte de Maître André Schwachtgen, prénommé, le 2 juillet 2002 publié au Mémorial, Recueil des Sociétés et Associations C – N° 1372 du 21 septembre 2002.

A comparu Buhrmann International B.V., une société constituée selon les lois des Pays-Bas, avec siège social au 62 Hoogoorddreef, 1101 BE Amsterdam Z.O., Pays-Bas, ici représentée par Bernard Beerens, avocat, de résidence à Luxembourg, en vertu d’une procuration donnée à Amsterdam le 7 octobre 2004.

Ladite procuration, après avoir été signée ne varietur par le mandataire agissant au nom de la partie comparante et par le notaire instrumentant, demeurera annexée au présent acte pour être enregistrée ensemble avec celui-ci.

La partie comparante, représentée tel que décrit ci-dessus, a requis le notaire soussigné de prendre acte de ce qui suit :

I.   qu’elle est l’associé unique de la Société et qu’elle détient cinq cents (500) parts sociales, ayant une valeur nominale de vingt-cinq Euro (EUR 25) chacune, représentant l’entièreté du capital social de la Société, et que toutes les parts du capital social de la Société sont dûment représentées à cette Assemblée qui est, par conséquent, régulièrement constituée et peut délibérer sur les points de l’ordre du jour, reproduits ci-après ;

II.                                     que les résolutions de l’assemblée générale extraordinaire, datée du 30 mars 2001, opérant une refonte des Statuts et décidant la transformation de la forme de la Société d’une société anonyme en une société à responsabilité limitée, publiées au Mémorial, Recueil des Sociétés et Associations C – N° 976 du 8 novembre 2001, comportaient une erreur matérielle dans la version anglaise des Statuts, consistant en l’omission de l’article 3, relatif au siège social de la Société, et que l’associé unique, par le présent acte, a l’intention de rectifier rétroactivement, et avec effet légal au 30 mars 2001, cette omission ;

III.                                 que l’ordre du jour de l’Assemblée est libellé comme suit :

1.               Décision de modifier le paragraphe 4 de l’article 2 des Statuts, de façon à ce qu’il ait la teneur suivante :

« La Société peut également accorder des prêts, avances, garanties, sûretés ou autres, à ou au profit de toute société dans laquelle la Société dispose de participations, directes ou indirectes et à des sociétés de groupe et à toute autre société avec laquelle la Société est en relation d’affaires.»

2.               Rectification d’une erreur matérielle dans l’acte notarié du 30 mars 2001, dans lequel l’article 3 des Statuts était manquant dans la version anglaise.

3.               Divers.

III.                                 que l’Assemblée a pris les résolutions suivantes :

PREMIERE RESOLUTION

L'Assemblée décide de modifier le paragraphe 4 de l’article 2 (Objet) des Statuts, de façon que l’article 2 aura désormais, dans son entièreté, la teneur suivante :

« Article 2. Objet

La Société a pour objet d’accomplir toutes les opérations se rapportant directement ou indirectement à la prise de participations, sous quelque forme que ce soit, dans toute entreprise, ainsi que l’administration, la gestion, le contrôle et le développement de ces participations.

La Société pourra également exercer toutes activités commerciales, financières ou industrielles directement ou indirectement en relation avec la constitution, le financement, l’administration, la gestion, le contrôle et la consultation de toute entreprise ou société de toute forme.

La Société peut fournir tous services et exercer toutes activités ou transactions directement ou indirectement liées à des activités de titrisation et exercer toutes activités directement ou indirectement liées à des prestations de services concernant des créances et entrer dans toutes transactions, contrats ou actes auxiliaires ou en relation avec ces activités. La Société peut en particulier, mais pas exclusivement, recevoir des créances de toute nature et exercer des activités de factoring pour le compte de toute entreprise ou société.

La Société peut également accorder des prêts, avances, garanties, sûretés ou autres, à ou au profit de toute société dans laquelle la Société dispose de participations, directes ou indirectes et à des sociétés de groupe et à toute autre société avec laquelle la Société est en relation d’affaires.

La Société peut également, au Luxembourg et à l’étranger, entrer dans des transactions qui sont directement ou indirectement liées à son objet social ou qui peuvent favoriser son développement.»

DEUXIEME RESOLUTION

L’Assemblée décide de rectifier rétroactivement l’omission qui s’est produite dans l’acte notarié du 30 mars 2001. A cet effet, l’Assemblée décide d’insérer, avec effet légal à la date de cette assemblée générale extraordinaire (c’est-à-dire le 30 mars 2001), dans la version anglaise des Statuts, un article 3, qui aura la teneur suivante (traduction française) :

« Article 3. Siège social

Le siège de la Société est établi à Luxembourg-Ville.

Il peut être transféré en tout autre endroit du Grand-Duché de Luxembourg par résolution prise en assemblée générale extraordinaire des associés statuant comme en matière de changement des Statuts.

L’adresse du siège social peut être transférée endéans les limites de la commune par simple décision du ou des gérants.

La Société peut ouvrir des bureaux et des succursales dans tous autres lieux du pays ainsi qu’à l’étranger. »

FRAIS

Les dépenses, frais, rémunérations et charges sous quelque forme que ce soit, qui seront supportés par la Société en conséquence du présent acte sont estimés approximativement à EUR 1.000,- (mille Euro).

Le notaire soussigné qui comprend et parle anglais, déclare que la partie comparante l’a requis de documenter le présent acte en langue anglaise, suivi d’une version française, à la requête de la même partie comparante, et en cas de divergence entre le texte anglais et le texte français, le texte anglais fera foi.

Dont acte, fait et passé, date qu’en tête des présentes, à Luxembourg.

Et après lecture faite au mandataire de partie comparante, ledit mandataire a signé ensemble avec le notaire, l’original du présent acte.

POUR PHOTOCOPIE
conforme à l’original
Luxembourg, le 11.10.04.
(s) Joseph Elvinger